EXHIBIT 10.2

Nielsen Holdings N.V.

85 Broad Street
New York, NY 10004

August 14, 2013

[Sponsor Name(s) and Address(es)]

Ladies and Gentlemen:

            Reference is made to that certain Amended and Restated Shareholders’ Agreement regarding Nielsen Holdings N.V. dated January 31, 2011 as the same was amended from time to time (the “Shareholders’ Agreement”) by and among entities affiliated with AlpInvest, Blackstone, Carlyle, Hellman & Friedman, KKR and Thomas H. Lee Partners, Valcon Acquisition Holding (Luxembourg) S.à r.l. (“Luxco”), Nielsen Holdings N.V. (Nielsen Holdings or the “Company”), Valcon Acquisition B.V. and The Nielsen Company B.V ([•] and the Company, together, the “Parties”).  Terms defined in the Shareholders Agreement shall be used herein with such meanings as defined therein.

The Company and [•], for good and valuable consideration, hereby agree as follows:

1.

Nielsen Holdings Board Seat.  [•] shall be entitled, to the extent that it or a group of Affiliated Investors of which it is a member holds, directly or indirectly, at least 3% of the Voting Interest of Nielsen Holdings, to nominate one director to the Nielsen Holdings Board.  The Company shall exercise all rights and powers vested in it to procure, so far as it is able to do so, that a resolution be tabled at each annual general meeting of the Company, recommending the appointment of the relevant individual nominated in accordance herewith and that such resolutions are duly passed.

2.

TNC and TNC Supervisory Board.  The Parties shall cause such individuals to be appointed, removed and suspended from time to time as members of the  TNC Supervisory Board as the Nielsen Holdings Board may decide.

3.	Confidentiality.

(a)

[•] acknowledges that the Company is a publicly listed company and as such is bound by various laws as regards the provision of information including the rules and regulations of the SEC and the NYSE as well as applicable Dutch laws.  The Company has also adopted the Insider Trading Policy.  Each Investor covenants that its Representatives and its Affiliated Funds will at all times comply with such laws, rules and regulations and Nielsen Holdings' Insider Trading Policy. The Parties agree that any amendments to the Nielsen Holdings' Insider Trading Policy shall remain consistent with the terms of, and not be adverse to the rights of [•] promulgated under, this Agreement.

(b)

Subject to the foregoing, [•] is entitled to the same Confidential Information (as defined below) as provided to its director nominee who is its or its Affiliates' Representative in the context of this Agreement, subject to the maintenance of adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the entities in the Group in violation of applicable law, unless (and, in such case to the extent) the provision of such Information or Confidential Information has been specifically restricted by the Nielsen Holdings Board.

(c)

[•] agrees to hold in strict confidence all Information furnished to it and the terms of this Agreement (collectively, "Confidential Information"). Subject to applicable law and Nielsen Holdings' Insider Trading Policy, [•] may disclose any Confidential Information to (x) any of its Representatives and (y) any member of the Group or its directors, management or advisers (collectively, "Authorized Recipients"). Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by an Investor, (ii) is or becomes available to an Investor or any of its Authorized Recipients on a non-confidential basis from a third party source (other than any other Investor or its Representatives or any Person described in clause (y) above), which source, to the best knowledge of such Investor (after reasonable inquiry), is not bound by a duty of confidentiality to any Investor or its Representatives or any Person described in clause (y) above in respect of such Confidential Information or (iii) is independently developed by an Investor.  If [•] or any of its Authorized Recipients is required by law or regulation or any legal or judicial process to disclose any Confidential Information, or disclosure of Confidential Information is requested by any governmental authority having authority over [•], [•] shall promptly notify the Company and the other Investors of such requirement so that the Company may at its own expense oppose such requirement or seek a protective order and request confidential treatment thereof. If [•] or such Authorized Recipient is nonetheless required, or such a request nonetheless remains outstanding, to disclose any such Confidential Information, [•] or Authorized Recipient may disclose such portion of such Confidential Information without liability hereunder.

(d)

The Parties are aware that, as long as Nielsen Holdings shall have shareholders other than Luxco and/or any other entity which is directly or indirectly a Wholly-Owned Subsidiary of Luxco ("Minority Shareholders"), any material non-public information provided by Nielsen Holdings or any of its subsidiaries to Luxco or any Affiliate or direct or indirect shareholder of Luxco may also need to be provided to those Minority Shareholders. The Parties shall seek to minimize such provision of non-public information to persons other than Nielsen Holdings Directors and shall take appropriate measures and agree to appropriate arrangements to ensure that the provision of non-public information to Nielsen Holdings Directors and the use of such information by Nielsen Holdings Directors shall not result in any requirement to provide such information also to any other Person, including any Minority Shareholders. The Nielsen Holdings Board Regulations shall allow, to the maximum extent permitted by applicable law, the Nielsen Holdings Directors to share non-public information received by them with other Representatives of the Investor on whose nomination they have been appointed.

(e)

No public announcement or press release concerning the business of the Group or this Agreement or any of its provisions shall be made by any Party (or any Affiliate thereof), without the prior consent of the Nielsen Holdings Board, which may also be given in general terms with respect to categories of announcements. This provision shall not prohibit any public announcement or press release required to be made by any applicable laws or regulations, provided that such Party (or such Affiliate) that is making such announcement shall, to the extent practicable, consult with the other Parties concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to the other Parties at the same time as, or as soon as reasonably practicable after, the making of such announcement.

4.

Fees. No non-employee director on the Nielsen Holdings Board shall receive any director's or Board fee unless and to the extent the Nielsen Holdings Board determines otherwise, in which case any such fees shall be within the framework of the directors' compensation policy approved from time to time by the shareholders of Nielsen Holdings.

Each such person shall be entitled to reimbursement of all out-of-pocket travel and related expenses incurred by such representative in the performance of his duties as a director of one or more members of the Group, including without limitation in connection with attendance at board and committee meetings by such representative.

5.

Applicable Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York, except to the extent that the matter in question is mandatorily required to be governed by Luxembourg law or Dutch law, in which case it will be governed by the applicable provisions of such law.

6.

Disputes. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York (other than with respect to an appeal from such courts to a higher court outside of the State of New York). The Parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

7.

Assignment. Except as permitted in this Agreement, the rights and obligations under this Agreement may not be Transferred by any Party hereto, in whole or in part, to any Third Party, and any purported Transfer without such consent shall be void and unenforceable.  The rights and obligations hereunder are personal to [•] and may not be assigned to any Person except with the prior approval of the Nielsen Holdings Board, provided that [•] shall be permitted to assign any such right to one or more of its Affiliates.

8.

Specific Performance.  Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach of the provisions of this Agreement. In the event of a breach of this Agreement by a Party which breach threatens irreparable harm to any other Party, such non-breaching Party may seek specific enforcement or injunctive relief from any court of competent jurisdiction, which remedies shall not limit, but shall be in addition to, all other remedies that the non-breaching Parties may have at law or in equity.

9.	Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto.

10.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

11.

Severability. Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect.

12.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

If the above correctly reflects our understanding with respect to the foregoing matters, please so confirm by signing the enclosed copy of this letter.

Sincerely,

NIELSEN HOLDINGS N.V.

By:
Name:
Title:

Acknowledged and Agreed to by:

[SPONSOR]

By:
Name:
Title: